Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Nukkleus Inc.,

We hereby consent to the inclusion in the Registration Statement of Nukkleus Inc. and its subsidiaries (the “Company”) on Amendment No. 3 to Form S-4 of our report dated December 29, 2021 (except for Notes 1, 4, 5, 12, 13 and 14 as to which the date is June 10, 2022 and Note 2 as to which date is July 21, 2022), on our audit of the financial statements of the Company as of September 30, 2021 and 2020 and for the years then ended, and the related notes, which report appears in the Prospectus, which is part of this registration statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Saddle Brook, New Jersey

November 2, 2022